EX99.1

Albireo Reports 2016 Financial Results

Promising Phase 2 data for A4250 in pediatric cholestatic liver disease

Initiation of A4250 Phase 3 trial planned for 2H 2017

JNDA filing for elobixibat by licensee EA Pharma

Consummation of business combination to become NASDAQ listed

Conference call today at 8:30 a.m. ET

BOSTON — March 14, 2017 — Albireo Pharma, Inc. (NASDAQ: ALBO), an orphan pediatric liver disease company developing novel bile acid modulators, today announced financial results for the year ended December 31, 2016.

Albireo reported a net loss of $16.3 million for the year ended December 31, 2016, compared with a net loss of $6.8 million for 2015. As of December 31, 2016, cash and cash equivalents totaled $29.9 million.

“2016 was a transformative year for Albireo, as we generated promising Phase 2 data for our lead product candidate, A4250, in children with cholestatic liver disease and successfully became a publicly traded company listed on NASDAQ,” said Ron Cooper, President and Chief Executive Officer of Albireo.  “As we begin 2017, we are engaging with the FDA and EMA to finalize the design for our planned Phase 3 trial of A4250 in children with progressive familial intrahepatic cholestasis, a rare and highly debilitating genetic liver disorder, which we expect to begin in the second half of the year.”

Recent Highlights and Corporate Update

A4250

•

Albireo disclosed preliminary data from the first five cohorts of its ongoing Phase 2 clinical trial in children with cholestatic liver disease and pruritus, which showed that A4250 reduced serum bile acid levels in a substantial majority of participating patients, particularly progressive familial intrahepatic cholestasis (PFIC) patients, with improvement in pruritus across multiple assessment scales and a significant correlation between reduction in serum bile acids and reduction of pruritus.  In addition, no treatment-related serious adverse events have been observed in the trial to date, with A4250 being generally well tolerated.

•

Albireo is engaging with regulatory authorities in the United States and Europe with the objective of designing a coordinated Phase 3 program in patients with PFIC to support the potential approval of A4250 in both regions.  Albireo met with the U.S. Food and Drug Administration (FDA) in the first quarter of 2017, plans to meet with the European Medicines Agency (EMA) in the second quarter of 2017 and expects to initiate its planned Phase 3 trial of A4250 in patients with PFIC in the second half of 2017.

•	The EMA granted access to its PRIority MEdicines (PRIME) program to A4250 for the treatment of PFIC.

Elobixibat

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Albireo announced positive top-line results from a Phase 3 clinical trial of elobixibat in chronic constipation conducted by its licensee, EA Pharma Co., Ltd., in Japan and the subsequent submission by EA Pharma of an application for regulatory approval in Japan.

Corporate

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Albireo completed a share exchange transaction (the “Transaction”) and its common stock began trading on The NASDAQ Capital Market.  The Transaction, together with $10 million in new investment prior to closing by existing Albireo Limited investors, resulted in a net capital infusion of approximately $30 million.

•

Albireo strengthened its management team with the additions of Paresh Soni, M.D., Ph.D., formerly of Alexion, Amarin and Pfizer, as Chief Medical Officer, Martha (Muffy) Carter, formerly of Aegerion, as Chief Regulatory Officer, and Tom Shea, formerly of Epirus, Tolerx and Cubist, as Chief Financial Officer, and the promotion of Pete Zorn, formerly Senior Vice President, Corporate Development and General Counsel, to the position of Chief Corporate Officer.

•	Albireo entered into a lease for new headquarters at 10 Post Office Square in Boston.

Financial Results for the Year Ended December 31, 2016

Cash Position: Cash and cash equivalents totaled $29.9 million at December 31, 2016.

Revenue: For the year ended December 31, 2016, revenue totaled $11.4 million compared with $5.1 million for 2015, an increase of $6.3 million. The increase was primarily due to an increase of $6.7 million in payments received in 2016 under the license agreement with EA Pharma Co., Ltd., including an $8.0 million payment in connection with a renegotiated payment stream and a $3.6 million milestone payment, partially offset by a decrease in payments for procurement services for licensees.

R&D Expenses: For the year ended December 31, 2016, research and development expenses totaled $8.1 million compared with $5.6 million for 2015, an increase of $2.5 million.  The increase was driven by an increase of $1.7 million in preclinical and clinical trial costs, primarily for A4250.

G&A Expenses: For the year ended December 31, 2016, general and administrative expenses totaled $15.8 million compared with $4.5 million for 2015, an increase of $11.3 million. The increase was principally attributable to professional fees incurred in connection with the negotiation and completion of the Transaction on November 3, 2016, severance, lease termination and other one-time costs associated with the Transaction, higher compensation and related personnel costs due to the hiring of additional executive-level personnel, and costs associated with being a public company.

Interest expense, net: For the year ended December 31, 2016, interest expense, net totaled $1.4 million compared with $1.7 million for 2015, a decrease of $350,000.  The decrease was attributable to lower interest on convertible loan notes due to their conversion into equity in connection with completion of the Transaction on November 3, 2016.

Non-operating expense: For the year ended December 31, 2016, non-operating expense totaled $2.7 million compared with $320,000 for 2015, an increase of $2.4 million.  The increase was principally attributable to fair value adjustments for the 2016 period to derivative liabilities associated with convertible loan notes that were converted into equity in connection with completion of the Transaction on November 3, 2016, as well as mark-to-market adjustments on warrants.

Cash Guidance

Based on current operating plans, Albireo expects that its current cash resources will be sufficient to meet its operating requirements at least through mid 2018. This cash guidance assumes receipt of a contingent milestone payment under Albireo’s license agreement with EA Pharma.

Conference Call

As previously announced, Albireo will be hosting a conference call and webcast today, March 14, 2017, at 8:30 a.m. Eastern Time. To access the live conference call by phone, dial 877-407-0792 (domestic) or 201-689-8263 (international) and provide the access code 13654743.

The live audio webcast will be accessible from the Investors page of Albireo’s website, www.ir.albireopharma.com. To ensure a timely connection to the webcast, it is recommended that users register at least 15 minutes prior to the scheduled start time. An archived version of the webcast will be available for replay on the Events & Presentations section of the Investors page of Albireo's website for at least two weeks following the call.

About Albireo

Albireo Pharma is a clinical-stage biopharmaceutical company focused through its operating subsidiary on the development of novel bile acid modulators to treat orphan pediatric liver diseases and other liver and gastrointestinal diseases and disorders. Albireo’s clinical pipeline includes two Phase 2 product candidates and one Phase 3 product candidate. Albireo was spun out from AstraZeneca in 2008.

Albireo Pharma is located in Boston, Massachusetts, and its key operating subsidiary is located in Gothenburg, Sweden. For more information on Albireo, please visit www.albireopharma.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements, other than statements of historical fact, regarding: the progress or scope of development of A4250, elobixibat or any other Albireo product candidate or program, including regarding a planned Phase 3 clinical trial of A4250 in patients with PFIC, the timing for initiation of such planned Phase 3 clinical trial of A4250 or the timing for meeting with the European Medicines Agency regarding the planned Phase 3 program for A4250 in patients with PFIC, the target indication(s) for development, the size, design, population, location, conduct, objective, duration or endpoints of any clinical trial or the timing for initiation or completion of or reporting of results from any clinical trial; EA Pharma’s plans with regard to the development or commercialization of elobixibat; the competitive position of any Albireo product candidate or the commercial opportunity in any target indication; any milestone or other payments that EA Pharma may make to Albireo; the sufficiency of Albireo’s cash resources; or Albireo’s plans, expectations or future operations, financial position, revenues, costs or expenses.

Albireo often uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “planned,” “continue,” “guidance,” and similar expressions to identify forward-looking statements. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various risks and uncertainties, including, but not limited to, risks and uncertainties relating to: the conduct and results of Albireo’s ongoing clinical trial of A4250 in children with chronic cholestasis; whether such ongoing clinical trial of A4250 will be sufficient to support advancement of A4250 into a planned Phase 3 clinical trial in patients with PFIC in the United States and Europe; the outcomes of meetings with the FDA and EMA regarding Albireo’s planned Phase 3 clinical trial in patients with PFIC; the outcome of the ongoing long-term safety clinical trial of elobixibat in Japan; the discretion that EA Pharma has in the development and potential commercialization of elobixibat in Japan; and the timing and success of acceptance and approval of the new drug application submitted by EA Pharma with the Japanese Pharmaceuticals and Medical Devices Agency for elobixibat for the treatment of chronic constipation in Japan. These and other risks and uncertainties that Albireo faces are described in greater detail under the heading “Risk Factors” in Albireo’s most recent Annual Report on Form 10-K and in other filings that it makes with the Securities and Exchange Commission. As a result of risks and uncertainties that Albireo faces, the results or events indicated by any forward-looking statement may not occur. Albireo cautions you not to place undue reliance on any forward-looking statement. In addition, any forward-looking statement in this press release represents Albireo’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Albireo disclaims any obligation to update any forward-looking statement, except as required by applicable law.

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Investor Contact:

Hans Vitzthum

LifeSci Advisors, LLC.

212-915-2568

Media Contact:

Heather Anderson

6 Degrees

980-938-0260

handerson@6degreespr.com

Source: Albireo Pharma, Inc.

Albireo Pharma, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$29,931	$5,120
Trade receivables	26	1,272
Other current assets	909	548
Total current assets	30,866	6,940
Equipment, net	21	34
Intangible assets	150	—
Goodwill	18,110	—
Other noncurrent assets	518	—
Total assets	$49,665	$6,974

LIABILITIES, CONVERTIBLE PREFERENCE SHARES AND STOCKHOLDERS’ EQUITY/DEFICIT
Current liabilities	$12,649	$8,282
Long term debt	—	4,866
Other long term liabilities	10	2,047
Temporary equity	—	520
Stockholders' equity (deficit)	37,006	(8,741)
Total liabilities, convertible preference shares and stockholders’ equity/deficit	$49,665	$6,974

Albireo Pharma, Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except share and per share data)

	Year Ended December 31,

	2016	2015
Revenue	$11,364	$5,099
Operating expenses:
Research and development	8,077	5,634
General and administrative	15,752	4,462
Other (income) expense, net	(205)	(271)
Total operating expenses	23,624	9,825
Operating loss	(12,260)	(4,726)
Interest expense, net	(1,372)	(1,722)
Non-operating expense	(2,667)	(320)
Net loss before income taxes	(16,299)	(6,768)
Income tax	12	—
Net loss	$(16,311)	$(6,768)
Net loss per share attributable to holders of common stock:
Basic	$(13.16)	$(25.49)
Diluted	$(13.16)	$(25.49)
Weighted-average shares outstanding:
Basic	1,239,694	265,560
Diluted	1,239,694	265,560